10f-3 Transactions Summary*
* Evergreen Compliance Department
has on file a checklist
signed by the portfolio manager
and a compliance manager
stating that the transaction
fully complies with the conditions
of Rule 10f-3 of the
Investment Company Act of 1940.

Fund
VA Special Values Fund
Security
Whiting Petroleum
Advisor
EIMCO
Transaction Date
1/29/09
Cost
4,600
Offering Purchase
0.06%
Broker
Merrill Lynch
Underwriting Syndicate Members
Merrill Lynch & Co
J.P.Morgan
Raymond James
Wachovia Securities